EXHIBIT 99.3

Third Quarter Fiscal 2014 Earnings Prepared Comments

Ashland released results for the quarter ended June 30, 2014, at approximately 5 p.m. Eastern Time today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Friday, August 1, 2014, at 9:00 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statement, Regulation G: Adjusted Results

Our remarks include forward-looking statements, as that term is defined in securities laws. We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved. Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland turned in another strong performance in the third quarter, with year-over-year EBITDA growth across all three commercial units. Additionally, each unit met or exceeded the revenue and profitability estimates we had outlined at the start of the third quarter. Our businesses are beginning to deliver consistent results against targets. At the same time, we are beginning to see the benefits of our global restructuring, as we delivered more than $80 million in annualized cost savings through the third quarter.

Ashland reported earnings of $0.90 per share from continuing operations for the third quarter. When adjusted for key items, earnings per share from continuing operations were $1.63. This excludes $0.35 per share of earnings from discontinued operations.

Ashland’s volumes increased 3 percent from prior year on strong results from Ashland Specialty Ingredients (ASI) and Valvoline™. Ashland’s sales totaled $1.6 billion, down 1 percent from prior year due to mix. Sales within ASI declined on a year-over-year basis primarily due to lower selling prices in guar. Excluding this effect, ASI sales would have increased 1 percent. Year-over-year sales in Ashland Performance Materials (APM) were negatively affected by lower Intermediates and Solvents (I&S) volume and selling prices. Valvoline sales increased 4 percent from prior year on strong results in each of the channels. Excluding guar and I&S, Ashland’s sales rose 2 percent from prior year. Adjusted EBITDA increased $25 million year-over-year to $298 million, with adjusted EBITDA margin increasing 180 basis points to 18.6 percent. On a sequential basis, Ashland’s sales increased 4 percent and adjusted EBITDA increased 10 percent. In total, these results exceeded our prior expectations.

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Slide 4: Stock Buyback Update

The sale of Ashland Water Technologies (AWT) to a fund operated by private equity firm, Clayton Dubilier & Rice, for $1.8 billion in cash is expected to be completed later today. After-tax proceeds of roughly $1.4 billion primarily will be used to buy back shares under the $1.35 billion share repurchase program authorized by Ashland’s board earlier this year. Under this authorization, we executed a stock repurchase program during the third quarter with a third party to buy back more than 760,000 shares for a total investment of approximately $80 million. These shares will be delivered to Ashland during the fourth quarter.

Additionally, the company will initiate $1.0 billion in share repurchase programs in early August. These consist of a $750 million accelerated stock repurchase (ASR) and a 10b5-1 program enabling the company to repurchase an additional $250 million in shares. Both programs are expected to be complete by June 2015. We expect to finish the entire repurchase authorization by the end of calendar 2015.

Slide 5: Key Items Affecting Income

In total, six key items had a net unfavorable impact on EPS from continuing operations of $0.73 in the third quarter.

1)	The first key item is an $8 million after-tax charge related to adjustments made to environmental reserves during the quarter.
2)	The second key item is a $23 million after-tax charge related to the global restructuring.
3)	The third key item is a $2 million after-tax, non-cash charge related to the recent divestiture of the ASK joint venture to Rhone.
4)	The fourth key item is a $5 million after-tax charge related to an indemnification for foreign taxes resulting from the acquisition of International Specialty Products (ISP).
5)
The fifth key item is a $12 million after-tax, non-cash charge related to a pension settlement adjustment. This non-cash, book charge was primarily due to a valuation re-measurement of a foreign pension plan that was transferred to a third-party administrator. Interest rates have declined since the most recent measurement, leading to the actuarial loss.

6)	Last, we incurred a net $8 million charge related to recorded taxes for the pending sale of AWT.

In the year-ago quarter, five key items combined for a net unfavorable impact on earnings per share of $0.19.

Slide 6: Adjusted Results Summary

As a reminder, AWT has been excluded from continuing operations for all periods. However, GAAP requires that certain costs previously allocated to AWT remain in continuing operating income, and these costs have been captured within SG&A expenses. To aid in the analysis and understanding of these costs during the current fiscal year, they are recorded within “Unallocated and Other” in our segment reporting and are not allocated to our ongoing commercial units. These and other costs will be removed as part of the global restructuring project.

Each of our three commercial units met or exceeded our previous revenue and profitability estimates outlined at the beginning of the quarter. This performance helped drive Ashland’s EBITDA margin to 18.6 percent, our highest level since the March 2013 quarter. Ashland Specialty Ingredients turned in a solid quarter, with volume growing 5 percent and EBITDA margin nearing 22 percent due to operational improvements and cost savings from our global restructuring. Ashland Performance Materials reported a 33 percent increase in EBITDA as composites, elastomers, and I&S all turned in positive results. Valvoline continued its strong performance as lubricant volumes and sales both grew 4 percent, while improved product mix and targeted marketing spend drove a 17 percent increase in operating income versus prior year.

On a year-over-year basis, Ashland’s sales declined 1 percent, primarily due to lower revenues from guar and I&S. Profitability improved in each of the three commercial units, leading to a 180- basis-point increase in gross profit as a percent of sales.

Sequentially, we saw positive results in each commercial unit, leading to a 16 percent increase in operating income from the March quarter. This was driven by consistent improvement in operating performance and reduced Selling, General and Administrative (SG&A) costs of $8 million, partly as a result of our global restructuring program. SG&A as a percent of sales was 15.9 percent for the quarter, down 110 basis points sequentially.

Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary

ASI turned in a good quarter as it met our revenue and EBITDA margin expectations. Strong volumes driven by better execution as a result of the now-completed business redesign, as well as operational improvements within our supply chain, led to EBITDA margin approaching 22 percent.

Sales fell 3 percent compared to the prior year. Three primary factors drove these results. Guar sales fell $24 million year-over-year as high-cost inventory was being sold in the third quarter of fiscal 2013. Secondly, in the prior-year quarter we experienced a significant pre-purchase of product in advance of Ashland’s global SAP rollout last year. This primarily affected sales into the pharmaceutical and nutrition markets within our Consumer Specialties division. We estimate the effect of this at roughly $10 million. Lastly, order patterns at a Consumer Specialties customer reduced sales by approximately $5 million. We expect to recover these sales in the next two quarters.

Within Consumer Specialties, volume was flat versus prior year due to some of the factors mentioned above. We saw particular strength within our skin-care lines as newly developed applications led to several customer wins. We also introduced our first hybrid technology within the hair care segment. This new technology has been well received and we believe there are opportunities for further growth with several of our large branded consumer products customers. We expect to have many successful hybrid products launched throughout our Specialty Ingredients product portfolio in the coming years. Luis Fernandez-Moreno, ASI president, will be joining Ashland’s third-quarter conference call and webcast to discuss these and other new technologies.

Within Industrial Specialties, volumes increased 4 percent year-over-year, driven by strong growth in the coatings and adhesives markets. In coatings, we see continued demand increases for all of our product lines. We are making progress on our cellulosics debottlenecking efforts and expect to have additional product available to the market during the second quarter of fiscal 2015. Adhesives volume gained 4 percent as technology and application development efforts continue to drive strong results in building and construction, transportation, and packaging and converting segments.

SG&A declined by $5 million from prior year due primarily to cost savings from the global restructuring program.

Looking ahead, we are entering the seasonally softer September quarter. However, we expect sales to be up 7 to 8 percent versus prior year. Improved mix, operating efficiencies and benefits from the global restructuring program should lead to a 225 basis point improvement in fourth-quarter EBITDA margin when compared to prior year. This is part of our continued progression toward our EBITDA margin target of 25-27 percent.

Slide 8: Ashland Performance Materials – Adjusted Results Summary

Performance Materials posted positive results in each of the three divisions. Volume gains in composites and elastomers and higher-than-anticipated butanediol (BDO) pricing led to EBITDA of $53 million, a 33 percent increase from prior year. Additionally, we received a $2 million electricity credit that was originally expected in the fourth quarter.

On a year-over-year basis, APM volumes were roughly flat. Lower I&S volumes offset a 1 percent increase in composites and an 8 percent increase in elastomers volumes. Sales declined 4 percent due to lower volumes and prices within I&S. EBITDA margin increased 350 basis points to 12.6 percent. The prior year quarter included a $17 million lower of cost or market charge on elastomers inventory.

Composites volumes increased 1 percent from prior year due primarily to increased demand for our products sold in North America and Europe. This was partially offset by lower volumes in Asia, particularly India. Good growth in North America and Europe came from the transportation, recreational marine and engineered stone markets, where Ashland’s innovative products continue to provide differentiation and new market penetration opportunities. We expect demand in India to increase over the coming quarters driven by increased infrastructure spend as stability returns to that market.

Elastomers continues to show improvement. Both volumes and margins increased from prior year. After several months of modest price increases in butadiene, prices have begun to fall slightly. We are moving forward with the sale process for elastomers and expect to announce an agreement before the end of December.

Year-over-year, I&S posted a $6 million decline in profitability. This consisted of $2 million from lower volumes and $4 million due to price. However, this was somewhat offset by the $2 million electricity credit previously described. To date, BDO pricing has been better than expected due to delays in competitor capacity expansions. We continue to anticipate further price pressure, as these expansions come online in fiscal 2015.

We plan to shut down our BDO manufacturing plant in Marl, Germany, for three weeks in September for unscheduled maintenance to replace a piece of equipment. Due to this unscheduled shutdown, we intend to take advantage of this time to conduct a full turnaround that will last approximately 21 days. We currently estimate the financial impact – in terms of cost and lost productivity – from this shutdown at roughly $9 million.

As a result of the factors outlined above, we continue to expect the full-year headwind for I&S to be approximately $45-$55 million.

Looking to the fourth quarter, we expect sales to increase approximately 4 percent from the prior year. However, due primarily to the previously mentioned plant shutdown, EBITDA margin is expected to decline to roughly 7 percent.

Slide 9: Valvoline – Results Summary

Valvoline continued on course for a very strong year after broad-based growth in the third quarter. Solid performances across all lines of business led to a 4 percent increase in both volume and sales over prior year. The international channel posted a 10 percent volume increase, with particular strength in Europe and Latin America. Same-store sales at company-owned Valvoline Instant Oil ChangeSM grew more than 3 percent year-over-year, driven by increased oil changes per day, average ticket price and higher premium-brand sales. The Do-It-Yourself (DIY) channel delivered year-over-year revenue growth behind a strong summer promotion schedule. The installer channel reported 8 percent volume growth as a result of improvements in sales and marketing execution. Overall mix showed another quarter of improvement, with premium lubricant sales volume increasing more than 4 percentage points from the prior year, primarily driven by successful promotion campaigns.

Improved mix led to a 30-basis-point increase in gross profit margin as compared to prior year. This, combined with lower SG&A spend resulting partly from the global restructuring program, led to a 180-basis-point increase in EBITDA margin, to 18.6 percent.

Consumer-driven marketing programs are continuing to bolster the Valvoline brand and our premium product sales. Channel development efforts in targeted international markets led to another quarter of solid volume gains. VIOC added 10 stores to the network and notched solid same-store sales growth, contributing to a $2 million increase in operating earnings for our quick-lubes channel. In addition, the non-captive portion of our installer channel posted good volume and margin gains driven by new customer wins, successful distributor development, higher premium sales, and increased sales of non-lubricant products.

Looking ahead to the fourth quarter, we expect sales to increase by roughly 3 percent from prior year, and EBITDA margin is expected to be roughly flat with the year-ago quarter at approximately 16 percent.

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Slide 10: Ashland Water Technologies - Adjusted Results Summary

Although AWT is not a part of our results from continuing operations, we’ve included this chart to update you on its third-quarter performance.

Slide 11: Fiscal Third Quarter 2014 – Corporate Items

Capital expenditures were $56 million in the quarter, in line with our expectations. Our full-year estimate remains $245 million. The effective tax rate for the quarter was 23 percent, in line with our expectations. We continue to forecast the full-year rate at approximately 21 percent, thus our expectation for the fourth quarter is a rate of 26-27 percent.

Working capital was a $50 million source of cash during the quarter. As a percent of sales, our working capital levels remain on target on a full-year basis. Free cash flow for the quarter was $155 million, bringing our year-to-date total to $252 million. Due to better operating performance and working capital efficiency, we expect to generate $300-$350 million of free cash flow for the full year.

Slide 12: Global Restructuring Program Update

Ashland’s global restructuring program, which is targeting $200 million in cost savings as part of a broader plan to improve the company’s competitive position, gained momentum in the third quarter. The company achieved over $80 million in annualized cost savings through the third quarter. On a run-rate basis, Ashland expects to achieve more than half of its $200 million target by the end of the 2014 fiscal year, and substantially all of the savings by the end of the second quarter of fiscal 2015.

Estimated book and cash costs are unchanged from our prior estimates. We estimate book costs for the program to be $160-$180 million and cash costs to be $120-$140 million.

To date, over half of the 800 job eliminations have been completed. The supply chain integration is complete, and we are beginning to see improvements. Additionally, the reorganization of adhesives into ASI and intermediates and solvents into APM is complete. We released the prior seven quarters of historical data on our website and via an 8-K earlier in the month. Including the current quarter, you can now access two full years of historical financial data. These results highlight the stability of the core of the specialty ingredients business. Last, we reached an agreement with CD&R to provide certain corporate and shared services in order to facilitate a smooth transition of the AWT business. As a result, roughly half of the stranded costs associated with the transaction will be offset by this arrangement. We continue to expect to eliminate the remainder of the stranded costs as part of the global restructuring program.

Slide 13: Creating Shareholder Value

Ashland’s goal is clear: we want to create a high-performing specialty chemical company with EBITDA margins approaching the best of our peer group. In doing so, we will create significant value for our shareholders.

Looking ahead, we will continue to focus on growing Ashland’s core businesses. We have many initiatives underway to continue generating value. ASI is making steady progress toward its goal of 25-27 percent EBITDA margin. Valvoline and Performance Materials are both executing well against their goals, and we expect additional volume and margin gains to lead to earnings growth. Our global restructuring is beginning to deliver results, both in terms of cost savings and improved operational performance. We expect that to continue as we progress through the remainder of the fiscal year and into 2015. Taken together, these should position the company for EBITDA margins in excess of 20 percent, which would put us among the top quartile of specialty chemical companies.

Despite these value-creation initiatives, we continue to believe that the market value of our stock does not reflect the quality of the assets in our portfolio.

As such, Ashland intends to use much of the approximately $1.4 billion in net proceeds from the AWT sale to return capital to shareholders through a previously announced $1.35 billion stock repurchase authorization. As part of this, the company will initiate a $750 million accelerated stock repurchase (ASR) program in early August. Concurrently, Ashland also will initiate a 10b5-1 program enabling the company to repurchase an additional $250 million in shares. As a result of these two programs, we expect to retire approximately 6 million shares during the fourth quarter. We expect share count for earnings per share calculation purposes in the fiscal fourth quarter to be roughly 75 million shares. These two programs are expected to be completed by June 2015, and the company expects to complete the remainder of the authorization by the end of calendar 2015.

In addition to the stock repurchase program, Ashland will continue to evaluate other uses of its cash, including potential investments in high-return capital projects, bolt-on acquisitions, and targeted debt reductions.

Beyond the sale of Water Technologies, the board of directors has no plans at this time for any further significant changes to the company’s primary portfolio of businesses. After conducting a full review of the potential separation of the Valvoline business, the board of directors has decided unanimously to retain Valvoline in the portfolio at this time. This decision was supported by a detailed analysis conducted by outside advisors and Ashland management of the many complex factors affecting a transaction of this type. Going forward, the board will continue to review the portfolio in order to best position the company for value creation in the future.

We are confident we have the right strategy in place to drive both sales and EBITDA margin growth. The actions we have taken to date are beginning to deliver the results we expect in terms of operating performance, cost savings and margin improvement. We are excited about the organic growth opportunities created as a result of the recent organizational changes across our three commercial units, and we intend to continue building on that momentum as we move into fiscal 2015.

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